TAUBMAN CENTERS, INC.																				Exhibit 99
Debt Summary
As of June 30, 2013
(in millions of dollars, amounts may not add due to rounding)
	MORTGAGE AND OTHER NOTES PAYABLE (a)
	INCLUDING WEIGHTED AVERAGE INTEREST RATES AT JUNE 30, 2013

		100%		Beneficial Interest	Effective Rate		LIBOR Rate	Principal Amortization and Debt Maturities
		6/30/2013		6/30/2013	6/30/2013	(b)	Spread	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024	Total
Consolidated Fixed Rate Debt:
Beverly Center		307.2		307.2	5.28%			3.3	303.8											307.2
Cherry Creek Shopping Center	50.00%	280.0		140.0	5.24%						140.0									140.0
El Paseo Village		16.5	(c)	16.5	3.87%	(c)		0.2	0.4	15.9										16.5	(k)
Great Lakes Crossing Outlets		223.6		223.6	3.60%			2.1	4.3	4.4	4.6	4.8	4.9	5.1	5.3	5.5	5.7	177.0		223.6
International Plaza		325.0		325.0	4.85%					4.9	5.2	5.4	5.7	6.0	6.3	291.5				325.0
Northlake Mall		215.5		215.5	5.41%						215.5									215.5
Stony Point Fashion Park		100.6		100.6	6.24%			1.1	99.5											100.6
The Gardens on El Paseo		84.8	(d)	84.8	4.53%	(d)		0.6	1.1	1.1	81.9									84.8	(k)
The Mall at Green Hills		106.5	(e)	106.5	4.76%	(e)		106.5												106.5	(k)
The Mall at Partridge Creek		79.7		79.7	6.15%			0.5	1.1	1.2	1.3	1.4	1.4	1.5	71.2					79.7
The Mall at Short Hills		540.0		540.0	5.47%					540.0										540.0
The Mall at Wellington Green	90.00%	200.0		180.0	5.44%					180.0										180.0
Total Consolidated Fixed		2,479.3		2,319.3				114.3	410.3	747.6	448.4	11.5	12.1	12.6	82.8	297.0	5.7	177.0		2,319.3
Weighted Rate		5.14%		5.13%				4.77%	5.49%	5.41%	5.17%	4.49%	4.50%	4.50%	5.89%	4.83%	3.60%	3.60%

Consolidated Floating Rate Debt:
MacArthur Center	95.00%	129.9		123.4	4.99%	(f)		0.7	1.4	1.5	1.6	1.7	1.8	2.0	112.8					123.4
TRG $65M Revolving Credit		11.4		11.4	1.59%	(g)	1.40%		11.4											11.4
TRG $1.1B Revolving Credit Facility		290.0		290.0	1.61%	(h)	1.45%					290.0	(h)							290.0
Total Consolidated Floating		431.3		424.8				0.7	12.8	1.5	1.6	291.7	1.8	2.0	112.8					424.8
Weighted Rate		2.63%		2.59%				4.99%	1.96%	4.99%	4.99%	1.63%	4.99%	4.99%	4.99%

Total Consolidated		2,910.6		2,744.1				114.9	423.0	749.1	450.0	303.2	13.9	14.6	195.5	297.0	5.7	177.0		2,744.1
Weighted Rate		4.77%		4.74%				4.77%	5.39%	5.41%	5.17%	1.74%	4.56%	4.57%	5.37%	4.83%	3.60%	3.60%
Joint Ventures Fixed Rate Debt:
Arizona Mills	50.00%	168.5		84.3	5.76%			0.6	1.3	1.4	1.4	1.5	1.6	1.7	74.7					84.3
The Mall at Millenia	50.00%	350.0		175.0	4.00%						0.5	3.1	3.2	3.4	3.5	3.6	3.8	3.9	149.9	175.0	(l)
Sunvalley	50.00%	187.8		93.9	4.44%			0.8	1.6	1.6	1.7	1.8	1.9	2.0	2.1	2.2	78.3			93.9
Taubman Land Associates	50.00%	23.8		11.9	3.84%			0.1	0.2	0.2	0.2	0.2	0.3	0.3	0.3	0.3	9.7			11.9
Waterside Shops	50.00%	165.0		85.9	(i) 4.11%	(i)		0.5	1.1	1.1	83.3									85.9	(k)
Westfarms	78.94%	315.3		248.9	4.50%			2.1	4.3	4.5	4.8	5.0	5.2	5.4	5.7	5.9	205.9			248.9
Total Joint Venture Fixed		1,210.3		699.8				4.1	8.5	8.8	91.9	11.6	12.2	12.8	86.3	12.0	297.8	3.9	149.9	699.8
Weighted Rate		4.46%		4.46%				4.61%	4.61%	4.62%	4.16%	4.51%	4.51%	4.51%	5.57%	4.32%	4.46%	4.00%	4.00%

Joint Ventures Floating Rate Debt:
Fair Oaks	50.00%	275.0		137.5	4.10%	(j)			0.8	2.0	2.2	2.3	130.2							137.5
Total Joint Venture Floating		275.0		137.5					0.8	2.0	2.2	2.3	130.2							137.5
Weighted Rate		4.10%		4.10%					4.10%	4.10%	4.10%	4.10%	4.10%

Total Joint Venture		1,485.3		837.3				4.1	9.3	10.8	94.1	14.0	142.4	12.8	86.3	12.0	297.8	3.9	149.9	837.3
Weighted Rate		4.39%		4.40%				4.61%	4.57%	4.52%	4.16%	4.44%	4.14%	4.51%	5.57%	4.32%	4.46%	4.00%	4.00%
TRG Beneficial Interest Totals
Fixed Rate Debt		3,689.7		3,019.1	(c),(d),(e),(i)			118.3	418.7	756.4	540.3	23.2	24.3	25.4	169.0	309.1	303.5	181.0	149.9	3,019.1
		4.92%		4.98%				4.77%	5.48%	5.40%	5.00%	4.50%	4.50%	4.51%	5.73%	4.81%	4.44%	3.61%	4.00%
Floating Rate Debt		706.3		562.3				0.7	13.5	3.5	3.8	294.0	132.0	2.0	112.8					562.3
		3.20%		2.96%				4.99%	2.09%	4.48%	4.48%	1.65%	4.11%	4.99%	4.99%
Total		4,395.9		3,581.4	(c),(d),(e),(i)			119.0	432.3	759.9	544.1	317.2	156.3	27.3	281.8	309.1	303.5	181.0	149.9	3,581.4
		4.64%		4.66%				4.77%	5.37%	5.40%	5.00%	1.86%	4.17%	4.54%	5.43%	4.81%	4.44%	3.61%	4.00%

				Average Maturity Fixed Debt				5
				Average Maturity Total Debt				5

(a)					All debt is secured and non-recourse to TRG unless otherwise indicated.			(g)	Rate floats daily at LIBOR plus spread. Letters of credit totaling $5.4 million are also outstanding on the facility.
(b)
Includes the impact of interest rate swaps, if any, but does not include effect of amortization of debt issuance costs, losses on settlement of derivatives used to hedge the refinancing of certain fixed rate debt or interest rate cap premiums.
								(h)
TRG is the direct borrower under the $1.1 billion unsecured revolving credit facility. The facility bears interest at a range of LIBOR + 1.45% to 1.85% with a facility fee ranging from 0.20% to 0.35% based on the Company's total leverage ratio. At June 30, 2013, the interest rate is LIBOR + 1.45% with a 0.20% facility fee. A one year extension option is available.

(c)					Debt includes $0.2 million of purchase accounting premium from acquisition which reduces the stated rate on the debt of 4.42% to an effective rate of 3.87%.
								(i)
Beneficial interest in debt includes $3.4 million of purchase accounting premium from acquisition of an additional 25% investment in Waterside Shops which reduces the stated rate on the debt of 5.54% to an effective rate of 4.11% on total beneficial interest in debt.

(d)					Debt includes $3.3 million of purchase accounting premium from acquisition which reduces the stated rate on the debt of 6.10% to an effective rate of 4.53%.
								(j)	Debt is swapped to an effective rate of 4.10% until 2.5 months prior to maturity.
(e)					Debt includes $0.9 million of purchase accounting premium from acquisition which reduces the stated rate on the debt of 6.89% to an effective rate of 4.76%.			(k)	Principal amortization includes amortization of purchase accounting adjustments.
								(l)
The loan on The Mall at Millenia is interest only until November 2016 and then amortizes principal based on 30 years. The interest only period may be extended until the maturity date provided that the net income available for debt service equals or exceeds a certain amount for the calendar year 2015.

(f)					Debt is swapped to the effective rate indicated until maturity.